Exhibit 99.1
KIMBALL ELECTRONICS REPORTS Q2 RESULTS WITH RECORD SALES AND EXPANDING OPERATING MARGIN; COMPANY RAISES OUTLOOK FOR TOP-LINE GROWTH IN FISCAL YEAR 2023
•Net sales in the second quarter of fiscal 2023 totaled $436.7 million, an all-time quarterly high and up 39% year-over-year; foreign currency had a 5% unfavorable impact on net sales compared to the second quarter of fiscal 2022
•Operating income of $17.5 million, or 4.0% of net sales, compared to operating income of $6.9 million, or 2.2% of net sales in the same period last year
•Net income of $10.7 million, or $0.43 per diluted share, compared to net income of $5.1 million, or $0.20 per diluted share, in the second quarter of fiscal 2022

JASPER, Ind., February 6, 2023 -- (BUSINESS WIRE) -- Kimball Electronics, Inc. (Nasdaq: KE) today announced financial results for the second quarter ended December 31, 2022.

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(Amounts in Thousands, except EPS)	2022	2021	2022	2021
Net Sales	$436,696	$315,264	$842,585	$607,981
Operating Income	$17,489	$6,914	$31,060	$11,694
Adjusted Operating Income (non-GAAP) (1)	$17,829	$7,316	$31,165	$10,625
Operating Income %	4.0%	2.2%	3.7%	1.9%
Adjusted Operating Income (non-GAAP) %	4.1%	2.3%	3.7%	1.7%
Net Income	$10,720	$5,113	$20,229	$7,677
Adjusted Net Income (non-GAAP) (1)	$10,999	$5,113	$20,508	$6,627
Diluted EPS	$0.43	$0.20	$0.81	$0.30
Adjusted Diluted EPS (non-GAAP) (1)	$0.44	$0.20	$0.82	$0.26
(1) A reconciliation of GAAP and non-GAAP financial measures is included below.

Donald D. Charron, Chairman and Chief Executive Officer, stated, “I am very pleased with our results in Q2. For the fourth consecutive quarter, net sales were at an all-time high for the Company, and operating margin expanded both sequentially and compared to the same period last year. Our team continues to ramp-up production on new and existing programs, leverage our facility expansions in Thailand and Mexico, and begin to work down the backlog of open orders resulting from pandemic-related global supply chain disruptions and component part shortages. We expect improvement in sales and margin to continue for the balance of the year, as part of a stair-stepped fiscal 2023, and we are raising our outlook for full year sales, and expect operating margin to be in the mid-to-upper end of the guidance range.”

Mr. Charron continued, “As previously announced, I will be retiring at the end of February, so this will be my last earnings release as Chairman and CEO of Kimball Electronics. It is with immense gratitude and pride that I say farewell, and thank you. I have been very fortunate throughout my career, and I’m confident our global enterprise, exceptional leadership team, and impressive incoming CEO, Ric Phillips, will build on our legacy of award-winning service to customers, the communities where we operate, and Share Owners. I have never been more excited about the future of Kimball Electronics.”

As part of today’s announcement, the Company raised its guidance for net sales in fiscal 2023 to a range of $1.7 - $1.8 billion, a 26% - 33% increase compared to the prior year. As a reminder, the original guidance for net sales was in the range of $1.6 - $1.7 billion. Operating margin is expected to be at the mid-to-upper end of the guidance range of 4.6% - 5.2% of net sales, and capital expenditures are expected to be in the range of $80 - $100 million.

Second Quarter Fiscal 2023 Overview

•Cash flow used by operating activities of $11.7 million during the second quarter of fiscal 2023
•Cash conversion days (“CCD”) for the quarter ended December 31, 2022 were 103 days, up from 99 days in the first quarter of fiscal year 2023; CCD is calculated as the sum of days sales outstanding plus contract asset days plus production days supply on hand less accounts payable days
•Investments in capital expenditures were $22.7 million during the quarter
•Cash and cash equivalents of $26.3 million and borrowings outstanding on credit facilities of $273.5 million at December 31, 2022, including $235.0 million classified as long term

Net Sales by Vertical Market for Q2 Fiscal 2023:

	Three Months Ended					Six Months Ended
	December 31,					December 31,
(Amounts in Millions)	2022	*	2021	*	Percent Change	2022	*	2021	*	Percent Change
Automotive	$200.0	46%	$139.0	44%	44%	$384.5	46%	$268.4	44%	43%
Medical	124.7	29%	89.8	29%	39%	239.5	28%	174.8	29%	37%
Industrial (1)	105.0	24%	82.6	26%	27%	205.9	24%	157.6	26%	31%
Other	7.0	1%	3.9	1%	77%	12.7	2%	7.2	1%	76%
Total Net Sales	$436.7		$315.3		39%	$842.6		$608.0		39%

*As a percent of Total Net Sales
(1) Beginning in fiscal year 2023, Public Safety was combined with Industrial; all prior periods have been recast to conform to current period presentation

–Automotive includes electronic power steering, body controls, automated driver assist systems, and electronic braking systems
–Medical includes sleep therapy and respiratory care, image guided therapy, in vitro diagnostics, drug delivery, AED, and patient monitoring
–Industrial includes climate controls, automation controls, optical inspection, smart metering, and public safety

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking, including our fiscal year 2023 guidance, under the Private Securities Litigation Reform Act of 1995. The statements may be identified by the use of words such as “expect,” “should,” “goal,” “predict,” “will,” “future,” “optimistic,” “confident,” and “believe.” Undue reliance should not be placed on these forward-looking statements. These statements are based on current expectations of future events and thus are inherently subject to uncertainty. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from our expectations and projections. These forward-looking statements are subject to risks and uncertainties including, without limitation, global economic conditions, geopolitical environment and conflicts such as the war in Ukraine, global health emergencies including the COVID-19 pandemic, availability or cost of raw materials and components, foreign exchange rate fluctuations, and our ability to convert new business opportunities into customers and revenue. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the company are contained in its Annual Report on Form 10-K for the year ended June 30, 2022.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. The non-GAAP financial measures contained herein include adjusted operating income, adjusted net income, adjusted diluted EPS, and ROIC. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the Reconciliation of Non-GAAP Financial Measures section below. Management believes these measures are useful and allow investors to meaningfully trend, analyze, and benchmark the performance of the company’s core operations. The company’s non-GAAP financial measures are not necessarily comparable to non-GAAP information used by other companies.

About Kimball Electronics, Inc.
Kimball Electronics is a multifaceted manufacturing solutions provider of electronics and diversified contract manufacturing services to customers around the world. From our operations in the United States, China, India, Japan, Mexico, Poland, Romania, Thailand, and Vietnam, our teams are proud to provide manufacturing services for a variety of industries. Recognized for a reputation of excellence, we are committed to a high-performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball Electronics, Inc. (Nasdaq: KE) is headquartered in Jasper, Indiana.
To learn more about Kimball Electronics, visit: www.kimballelectronics.com.

Conference Call / Webcast

Date:	February 7, 2023
Time:	10:00 AM Eastern Time
Live Webcast:	investors.kimballelectronics.com/events-and-presentations/events
Dial-In #:	844-200-6205 (other locations - 929-526-1599)
Conference ID:	914955
For those unable to participate in the live webcast, the call will be archived at investors.kimballelectronics.com.
Lasting relationships. Global success.

Financial highlights for the second quarter and year-to-date period ended December 31, 2022 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except Per Share Data)	December 31, 2022		December 31, 2021
Net Sales	$436,696	100.0%	$315,264	100.0%
Cost of Sales	402,505	92.2%	294,427	93.4%
Gross Profit	34,191	7.8%	20,837	6.6%
Selling and Administrative Expenses	16,702	3.8%	13,923	4.4%
Operating Income	17,489	4.0%	6,914	2.2%
Other Income (Expense), net	(3,296)	(0.7)%	(209)	(0.1)%
Income Before Taxes on Income	14,193	3.3%	6,705	2.1%
Provision for Income Taxes	3,473	0.8%	1,592	0.5%
Net Income	$10,720	2.5%	$5,113	1.6%

Earnings Per Share of Common Stock:
Basic	$0.43		$0.20
Diluted	$0.43		$0.20

Average Number of Shares Outstanding:
Basic	24,881		25,238
Diluted	25,000		25,282

(Unaudited)	Six Months Ended
(Amounts in Thousands, except Per Share Data)	December 31, 2022		December 31, 2021
Net Sales	$842,585	100.0%	$607,981	100.0%
Cost of Sales	779,073	92.5%	571,544	94.0%
Gross Profit	63,512	7.5%	36,437	6.0%
Selling and Administrative Expenses	32,452	3.8%	26,127	4.3%
Other General Expense (Income)	—	—%	(1,384)	(0.2)%
Operating Income	31,060	3.7%	11,694	1.9%
Other Income (Expense), net	(4,699)	(0.6)%	(1,458)	(0.2)%
Income Before Taxes on Income	26,361	3.1%	10,236	1.7%
Provision for Income Taxes	6,132	0.7%	2,559	0.4%
Net Income	$20,229	2.4%	$7,677	1.3%

Earnings Per Share of Common Stock:
Basic	$0.81		$0.30
Diluted	$0.81		$0.30

Average Number of Shares Outstanding:
Basic	24,854		25,201
Diluted	24,985		25,283

Condensed Consolidated Statements of Cash Flows	Six Months Ended
(Unaudited)	December 31,
(Amounts in Thousands)	2022	2021
Net Cash Flow used for Operating Activities	$(71,921)	$(56,463)
Net Cash Flow used for Investing Activities	(41,886)	(27,805)
Net Cash Flow provided by Financing Activities	91,435	35,465
Effect of Exchange Rate Change on Cash and Cash Equivalents	(593)	(901)
Net Decrease in Cash, Cash Equivalents, and Restricted Cash	(22,965)	(49,704)
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	49,851	106,442
Cash, Cash Equivalents, and Restricted Cash at End of Period	$26,886	$56,738

	(Unaudited)
Condensed Consolidated Balance Sheets	December 31, 2022	June 30, 2022
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$26,251	$49,851
Receivables, net	265,153	222,857
Contract assets	74,861	64,080
Inventories	487,527	395,630
Prepaid expenses and other current assets	34,505	28,665
Property and Equipment, net	238,862	206,835
Goodwill	12,011	12,011
Other Intangible Assets, net	13,882	14,707
Other Assets	42,265	41,131
Total Assets	$1,195,317	$1,035,767

LIABILITIES AND SHARE OWNERS’ EQUITY
Current portion of borrowings under credit facilities	$38,534	$35,580
Accounts payable	337,733	308,617
Accrued expenses	76,495	64,545
Long-term debt under credit facilities, less current portion	235,000	145,000
Long-term income taxes payable	5,859	7,812
Other long-term liabilities	20,548	20,242
Share Owners’ Equity	481,148	453,971
Total Liabilities and Share Owners’ Equity	$1,195,317	$1,035,767

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except Per Share Data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Operating Income, as reported	$17,489	$6,914	$31,060	$11,694
SERP	340	402	105	315
Legal Settlements (Recovery)	—	—	—	(1,384)
Adjusted Operating Income	$17,829	$7,316	$31,165	$10,625

Net Income, as reported	$10,720	$5,113	$20,229	$7,677
Adjustments After Measurement Period on GES Acquisition	279	—	279	—
Legal Settlements (Recovery), After-Tax	—	—	—	(1,050)
Adjusted Net Income	$10,999	$5,113	$20,508	$6,627

Diluted Earnings per Share, as reported	$0.43	$0.20	$0.81	$0.30
Adjustments After Measurement Period on GES Acquisition	0.01	—	0.01	—
Legal Settlements (Recovery)	—	—	—	(0.04)
Adjusted Diluted Earnings per Share	$0.44	$0.20	$0.82	$0.26

			Twelve Months Ended
			December 31,
			2022	2021
Operating Income			$71,915	$43,411
SERP			(1,773)	1,027
Legal Recovery			—	(1,415)
Adjusted Operating Income (non-GAAP)			$70,142	$43,023
Tax Effect			18,856	9,530
After-tax Adjusted Operating Income			$51,286	$33,493
Average Invested Capital (1)			$605,772	$424,854
ROIC			8.5%	7.9%
(1) Average invested capital is computed using Share Owners’ equity plus current and non-current debt less cash and cash equivalents averaged for the last five quarters.